INDEPENDENT AUDITORS' CONSENT

The Board of Trustees
Rochester Portfolio Series

We consent to the use in this Registration Statement of Limited Term New York
Municipal Fund (the sole portfolio constituting Rochester Portfolio Series)
of our report dated January 23, 2004, included in the Statement of Additional
Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement and
"Independent Auditors" appearing in the Statement of Additional Information.

                              /s/  KPMG LLP
                              -------------
                              KPMG LLP

Denver, Colorado
February 23, 2004